Exhibit 23.1

Independent Auditors’ Consent

We consent to the incorporation by reference in Registration Statements No. 333-176201, 333-121940, 333-102765, 333-102764, and 333-85194 on Forms S-8 and No. 333-167383 on Form S-3 of Carmike Cinemas, Inc. and subsidiaries of our reports dated September 27, 2012 relating to the audited financial statements of Rave Reviews Cinemas, LLC and subsidiaries for the fiscal years ended December 29, 2011 (Restated), December 30, 2010 (Restated), and December 31, 2009 (Restated) and of our review report, dated December 13, 2012 relating to the reviews of the consolidated financial statements of Rave Reviews Cinemas, LLC and subsidiaries as of September 27, 2012 and September 29, 2011.

Montgomery Coscia Greilich, LLP

Plano, TX

January 4, 2013